Exhibit 99.1

Contact:	Michael R. Kourey, CFO
Polycom, Inc.
925-924-5742
mkourey@polycom.com

POLYCOM ANNOUNCES SETTLEMENT OF PATENT LAWSUIT

WITH COLLABORATION PROPERTIES, INC.

PLEASANTON, Calif. – November 15, 2004 – Polycom®, Inc. (NASDAQ: PLCM), the world’s leading provider of unified collaborative communications solutions, today announced it has reached a settlement of the outstanding patent infringement litigation and has entered into a patent cross-licensing agreement with Avistar Communications, Inc. (NASDAQ: AVSR) and Collaboration Properties, Inc. (CPI), a wholly-owned subsidiary of Avistar Communications, Inc.. In addition, both companies intend to pursue other business relationships.

Under the terms of the settlement agreement, Polycom has agreed to pay Avistar a one-time amount of $27.5 million and CPI has agreed to dismiss all claims in the litigation with prejudice. In addition, the companies have entered into a patent cross-license agreement whereby patent licenses have been granted by each party to the other under the respective patent portfolios of each party and its subsidiaries.

Polycom will take a one-time charge of $15.8 million in the fourth quarter and will record $6.7 million as prepaid royalties and expects to amortize these prepaid royalties through the third quarter of 2013, the expiration date of the patents-in-suit. Polycom previously expensed $5.0 million related to this litigation in the third quarter of 2004.

About Polycom

Polycom, Inc. is the world’s technology leader of high-quality, easy-to-use video, voice, data and web conferencing and collaboration solutions. The Polycom Office™ is our continued commitment to make distance communications as natural and interactive as being there by providing best-in-class conferencing solutions that are interoperable, integrated and intuitive to the user. The Polycom Office is based on industry standards and supported by an open architecture that promotes interoperability in multi-vendor environments and complements leading network infrastructure platforms. For additional Polycom information, call 1-800-POLYCOM (765-9266) or +1-408-526-9000, or visit the Polycom website at www.polycom.com.

The matters set forth in this press release regarding the anticipated charge to be taken and the amortization of the payment made to CPI, contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including accounting changes and other risks and uncertainties that are detailed from time to time in Polycom’s reports filed with the SEC, including Polycom’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. Polycom disclaims any intent or obligation to update these forward-looking statements.

Polycom and the Polycom logo are registered trademarks in the U.S. and various countries. All other trademarks are the property of their respective owners. ©2004, Polycom, Inc. All rights reserved.

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